Filed Pursuant to Rule 433

Registration No. 333-121067

December 14, 2005

LEHMAN BROTHERS

Lehman Brothers $750 million 5-Year
FRN

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC (including any related free-writing prospectus, preliminary prospectus supplement or preliminary pricing supplement, as applicable), for more complete information about the issuer and this offering.  You may get these documents, as well as the final prospectus, prospectus supplement or pricing supplement (when completed), as applicable (such preliminary and final documentation together, the Offer Documentation), for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the Offer Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: High Grade Fixed Income Syndicate or by calling 212 526 9664.

Issuer:	Lehman Brothers Holdings
Ratings:	Moody’s A1/ S&P A+/ Fitch A+ (Stable/ Stable/ Stable)
Trade Date	12/14/05
Tranche:	5-Year FRN
Issue Size:	$750,000,000
Interest Rate per Annum:	3 Month LIBOR Telerate + 0.21%
Maturity Date:	12/23/10
Issue Price:	100.00%
Issue Date:	12/21/05
Spread:	3 Month LIBOR Telerate + 0.21%
First Interest Payment Date:	03/23/06